Merrill Lynch U.S.A. Government Reserves
File Number: 811-3534
CIK Number: 704957
For the Period Ending: 8/31/2005

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the year ended August 31, 2005.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

09/09/2004	$10,000	Merrill Lynch Government	1.520%	09/16/2004
10/28/2004	7,000	Merrill Lynch Government	1.790	11/04/2004
11/26/2004	6,000	Merrill Lynch Government	1.980	12/03/2004
02/24/2005	5,500	Merrill Lynch Government	2.500	03/03/2005
05/26/2005	5,500	Merrill Lynch Government	2.970	06/02/2005
06/30/2005	11,000	Merrill Lynch Government	3.250	07/07/2005
07/07/2005	11,000	Merrill Lynch Government	3.200	07/14/2005
07/14/2005	11,000	Merrill Lynch Government	3.210	07/21/2005
07/21/2005	10,000	Merrill Lynch Government	3.200	07/28/2005
07/28/2005	10,000	Merrill Lynch Government	3.240	08/04/2005
08/04/2005	10,000	Merrill Lynch Government	3.380	08/11/2005
08/11/2005	9,000	Merrill Lynch Government	3.440	08/18/2005
08/18/2005	10,000	Merrill Lynch Government	3.460	08/25/2005
08/25/2005	5,000	Merrill Lynch Government	3.480	09/01/2005